Exhibit 10.3

Certain information has been excluded from this exhibit (indicated by “[***]”) because such information is both (i) not material and (ii) the type that the company treats as private or confidential.

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is dated as of January 8, 2024 (the “Effective Date”) by and between Lantheus Alpha Therapy, LLC, a Delaware limited liability company (“Lantheus”), and Perspective Therapeutics, Inc., a Delaware corporation (“Perspective”). Lantheus and Perspective may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS

Whereas, Perspective is a precision oncology company focused on the advancement of cancer treatments using radiation, radiopharmaceuticals and imaging technologies;

Whereas, Perspective and its Affiliates have a proprietary program comprising a peptide-based targeted alpha-particle radiotherapy for treatment of tumors expressing the somatostatin receptors, primarily SSTR2 (“VMT-α-NET”), and Perspective and/or its Affiliates have other preclinical development programs that utilize Perspective’s proprietary chelator and linker platform technology (the “Perspective Platform Technology”) for the discovery and development of products;

Whereas, Lantheus desires to obtain (1) an exclusive option from Perspective to negotiate for an exclusive license under the rights of Perspective and its Affiliates to VMT-α-NET, to develop, manufacture, commercialize and otherwise exploit the VMT-α-NET Product, (2) on a Preclinical Development Program-by-Preclinical Development Program basis, an exclusive option to co-fund the IND-enabling development activities of each Lead Candidate in the Program Option Field, and after the completion of such activities, a further exclusive option from Perspective to negotiate for an exclusive license under the rights of Perspective and its Affiliates to develop, manufacture, commercialize and otherwise exploit the Lead Candidate in the Program Option Field (with each capitalized term as defined below) and (3) certain rights with respect to an Acquisition Proposal or Acquisition Transaction (each, as defined below) of Perspective, in each case, as set forth more specifically herein;

Whereas, Perspective is willing to grant such options and rights pursuant to the terms set forth herein;

Whereas, the Parties (or their respective Affiliates) are entering into the Investment Agreement (the “Investment Agreement”) and the Asset Purchase Agreement (the Investment Agreement and the Asset Purchase Agreement are referred to collectively as the “Other Transaction Agreements”) concurrently herewith; and

Whereas, the entry into this Agreement is a condition to Lantheus’ willingness to enter into the Other Transaction Agreements, and the grant of the options and rights hereunder to Lantheus are partial consideration for Lantheus’ obligations and commitments under the Other Transaction Agreements.

Now, Therefore, in consideration of the various promises and undertakings set forth herein and in the Other Transaction Agreements, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

Defined terms

In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated below:

1.1	“Affiliate” has the meaning provided in the Investment Agreement.

1.2

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the date hereof, by and between Progenics Pharmaceuticals, Inc., a Delaware corporation and Affiliate of Lantheus, and Perspective, as amended, amended and restated or otherwise modified from time to time.

1.3	“Asset Sale Closing” means the “Closing” as defined in the Asset Purchase Agreement.

1.4

“Business Day” means any day except Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

1.5	“Change of Control Rights Period” means the period commencing on the Effective Date and ending on the twelve (12) month anniversary of the Effective Date.

1.6

“Commercially Reasonable Efforts” means, with respect to the activities of Perspective with respect to the research, development, manufacturing and commercialization of the VMT-α-NET Product, such efforts as [***]. Commercially Reasonable Efforts shall be determined on a country-by-country, indication-by-indication, and product-by-product basis, and it is anticipated that the level of effort will change over time, reflecting changes in the stage of development of the VMT-α-NET Product.

1.7

“Control” means, with respect to products, intellectual property, regulatory documentation, data or information, that Perspective or any of its Affiliates (a) owns or has a license, sublicense or other right to such products, intellectual property, regulatory documentation, data or information and (b) has the ability to provide, grant a license or sublicense to, or assign its right, title and interest in and to, such products, intellectual property, regulatory documentation, data or information as provided for in this Agreement or any subsequent license agreement as expressly contemplated herein with respect to the VMT Option or Program Options, without violating the terms of any other agreement with any third party from whom Perspective or its Affiliate acquired or licensed such, products, intellectual property, regulatory documentation, data or information. Notwithstanding anything in this Agreement to the contrary, if Perspective undergoes an Acquisition Transaction, Perspective shall not be deemed to Control any products, intellectual property, regulatory documentation, data or information that are owned or controlled by any acquiring third party, or such acquiring third party’s Affiliates (other than Affiliates of Perspective prior to such Acquisition Transaction), either prior to or following such transaction, and all such products, intellectual property, regulatory documentation, data and information are expressly excluded from the options granted herein and any license agreement to be entered into arising from the exercise of such options; provided that the foregoing shall not apply to any products, intellectual property, regulatory documentation, data or information which is (i) used by Perspective or any of its Affiliates, before or after the effective date of the Acquisition Transaction, in the research, development, manufacture or commercialization of the VMT-α-NET Product (in the case of the VMT Option) or the Lead Candidate in connection with any Preclinical Development Program (in the case of the Program Options); (ii) Controlled by Perspective or its Affiliates prior to the effective date of the Acquisition Transaction (including any modification, improvement or derivation thereof); or (iii) without limitation to the foregoing, owned or controlled by such acquiring third party or its Affiliates as a result of a license or other grant of rights by Perspective or any of its Affiliates existing prior to the effective date of the Acquisition Transaction.

1.8

“Development Plan” means the detailed written plan for any research, development, manufacturing and commercialization activities related to the VMT-α-NET Product during the Option Election Period and any Option Negotiation Period with respect to the VMT Option, which plan shall (a) identify the research, development, manufacturing and commercialization objectives, the estimated timelines to achieve such objectives and the activities to be conducted in support of such objectives, and (b) contain a detailed budget identifying the costs and expenses associated with such research, development, manufacturing and commercialization activities (the “Development Budget”).

1.9	“Exploit” or “Exploitation” means to research, develop, use, have used, sell, have sold, offer for sale, make, have made, distribute, import or otherwise exploit or have exploited.

1.10	“FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.11	“Holdback Amount” means [***] U.S. Dollars ($[***]) in cash.

1.12	“Holdback Termination Event” means the valid termination, if any, of the Asset Purchase Agreement in accordance with its terms prior to the Asset Sale Closing.

1.13

“IND” means an investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigation with the FDA (or applicable regulatory authority outside of the U.S.) in conformance with the requirements of the FDA (or such other regulatory authority).

1.14

“Lead Candidate” means, with respect to a given Preclinical Development Program, collectively, (a) the development candidate selected by Perspective as the “therapeutic lead candidate” in the course of performance of pre-clinical development activities in accordance with the relevant preclinical development plan and related budget and (b) up to [***].

1.15

“Option Data Package” means, with respect to the VMT-α-NET Product or the Lead Candidate, as applicable, an information package that includes the following: (a) all data (including, for clarity, non-clinical data, clinical data and chemistry, manufacturing and controls data) and analyses thereof generated by or on behalf of Perspective or its Affiliates with respect to such products (with respect to the VMT-α-NET Product, only such data and analyses pertaining to the Phase I/IIa Interim Study Results, and with respect to the Lead Candidate, the results of development activities conducted during the Pre-IND Development Period); (b) summaries of such data and analyses prepared in the ordinary course, including with respect to safety, efficacy and dosing requirements of such products; (c) a schedule identifying all third party intellectual property rights then-known to Perspective or any of its Affiliates that Perspective believes may be required to develop, manufacture or commercialize such products; (d) any written notices received by Perspective or its Affiliates from a third party alleging that Exploitation of such products may infringe or misappropriate the intellectual property rights of such third party; (e) copies of any then-existing agreements between Perspective or any of its Affiliates and any third party for the in-license or acquisition of any intellectual property rights for use in the Exploitation of such products; (f) any then-existing protocols and designs (including statistical analysis plans) for existing and anticipated clinical studies with respect to such products; (g) a summary of existing and then-anticipated development activities for such products; (h) any regulatory documentation Controlled by Perspective or any of its Affiliates with respect to such products; (i) a schedule of all then-existing patents and patent applications Controlled by Perspective or any of its Affiliates that claim or cover such products, any component thereof or the Exploitation of any of the foregoing; and (j) a list of third party contract manufacturers used with respect to such products and copies of any then-existing agreements with such third parties with respect to such products, in each case ((a)-(j)), anywhere in the world.

1.16

“Perspective Program Technology” means all intellectual property rights, including patents and/or patent applications and know-how, Controlled by Perspective or any of its Affiliates, that are necessary or reasonably useful for the Exploitation of the Lead Candidates in the Program Option Field.

1.17

“Phase I/IIa Study” means the clinical trial of the VMT-α-NET Product, with the protocol titled “Phase I/IIa First-in-Human Study of [212Pb]VMT-α-NET Targeted Alpha-Particle Therapy for Advanced SSTR2 Positive Neuroendocrine Tumors” (NCT05636618).

1.18

“Phase I/IIa Study Database Lock Date” means the date upon which the clinical trial database for the Phase I/IIa Study is locked to further modifications (including additions, deletions or alterations of data), other than, to the extent applicable, any long-term survival data.

1.19

“Phase I/IIa Interim Study Results” means the earlier of (a) the written final clinical study report generated by or on behalf of Perspective in the conduct of the Phase I/IIa Study or (b) a copy of the first submission to the FDA (i.e., briefing package that includes safety and efficacy data) for the recommended next phase of clinical development following the Phase I/IIa Study; provided that Phase I/IIa Interim Study Results includes efficacy data from the first efficacy assessment/visit performed after the last subject in the highest dose cohort has completed a scheduled course of VMT-α-NET in the dose escalation phase of the Phase I/IIa Study.

1.20

“Preclinical Development Program” means any internal program of research and/or preclinical development being conducted by Perspective or its Affiliates developed from the Perspective Platform Technology.

1.21	“Program Option Biomarkers” means: (a) prostate-specific membrane antigen (“PSMA”) and (b) gastrin releasing peptide receptor (“GRPR”).

1.22	“Program Option Field” means the diagnosis, prevention or treatment of any disease in which the relevant compound or product is targeted at or directed to, a Program Option Biomarker.

1.23	“Tail Period” means the Option Tail Period or the Program Option Tail Period.

1.24

“Upstream In-License” means any agreement with a third party pursuant to which Perspective or any of its Affiliates have in-licensed material intellectual rights necessary or reasonably useful for the Exploitation of the Products (as defined in Exhibits B and C), including any such agreement requiring future milestone, royalty or other payments with respect to such products.

1.25

“VMT-α-NET Diligence Package” means the documents and materials furnished to Lantheus or its Affiliates in the electronic data room in connection with its or their diligence prior to the Effective Date with respect to VMT-α-NET.

1.26	“VMT-α-NET Product” means the product known, as of the Effective Date, as PSC-PEG2-TOC.

ARTICLE 2

Consideration

2.1

Upfront Payment. Subject to Section 2.2, as partial consideration for the rights granted to Lantheus hereunder, Lantheus will pay to Perspective a one (1)-time payment in the amount of Twenty Eight Million U.S. Dollars (the “Upfront Payment”) within five (5) Business Days of the Effective Date, subject to prior receipt of wire transfer instructions from Perspective.

2.2

Holdback. Lantheus will be permitted to hold back from the Upfront Payment and retain an amount in cash equal to the Holdback Amount. In the event that the Holdback Termination Event occurs, then Lantheus will pay to Perspective a one (1)-time payment in cash in U.S. Dollars equal to the Holdback Amount within five (5) Business Days of the Holdback Termination Event, subject to prior receipt of wire transfer instructions from Perspective. If the Asset Sale Closing occurs, then Lantheus will be entitled to permanently retain the Holdback Amount and Perspective agrees that it will have no further claim whatsoever to any portion of the Holdback Amount.

ARTICLE 3

Option Grants

3.1

Option Grant to Lantheus. In partial consideration for the Parties entering into the Other Transaction Agreements and consummating the transactions provided therein, including the payment of the purchase prices thereunder and the Upfront Payment, Perspective hereby grants to Lantheus and its Affiliates, during the Option Election Period, an exclusive option to negotiate an exclusive, worldwide, royalty- and milestone-bearing right and license, under any intellectual property rights, including patents and/or patent applications and know-how, Controlled by Perspective or any of its Affiliates, that are necessary or reasonably useful for the Exploitation of the VMT-α-NET Product, to Exploit the VMT-α-NET Product (the “VMT Option”).

3.1.1

Development Plan. Within [***] from the Effective Date, Perspective shall prepare reasonably and in good faith, and submit to, Lantheus the initial Development Plan for the VMT-α-NET Product. Lantheus shall have [***] from receipt of the initial Development Plan to provide comments to Perspective on the scope of the Development Plan. Within [***] from receipt of comments from Lantheus, Perspective shall reasonably consider and, as appropriate and in its sole discretion, incorporate the comments from Lantheus into the Development Plan and provide to Lantheus the final Development Plan. Perspective shall use Commercially Reasonable Efforts to complete all activities set forth in the Development Plan, in accordance therewith. Perspective shall promptly inform Lantheus of any planned or unplanned material deviation from the Development Plan and, if requested by Lantheus, the Parties shall meet to review the reason for the deviation and its impact on the estimated timelines.

3.1.2

Exercise of VMT Option. Lantheus and/or its Affiliates may exercise the VMT Option by providing written notice to Perspective of its VMT Option exercise (the “Option Exercise Notice”) at any time during the period commencing on the Effective Date and (subject to extension under Section 3.1.4 or the last sentence of this Section 3.1.2) ending at 8:00 p.m. Eastern Time on the [***] after the Option Data Package Delivery Date (the “Option Election Period”). In the event that Lantheus or its Affiliate does not provide its written Option Exercise Notice within the Option Election Period to Perspective, the VMT Option shall expire.

3.1.3

Updates and Meetings. During the Option Election Period and any Option Negotiation Period, within [***], Perspective shall (a) deliver to Lantheus a written report summarizing Perspective’s progress with respect to the Development Plan and Development Budget, which report shall include all material research, development, manufacturing and commercialization activities conducted with respect to the VMT-α-NET Product during such calendar quarter, as well as a summary of interim data or results from the Phase I/IIa Study; provided that if at any time during the Option Election Period and any Option Negotiation Period, Perspective becomes aware of any new information related to any VMT-α-NET Product that is [***], Perspective shall [***] provide such information to Lantheus, but in any event in no more than [***] after Perspective becomes aware of such information; and (b) [***]notify Lantheus of any meeting with the FDA related to the VMT-α-NET Product and, to the extent allowed by applicable law and unless otherwise not possible based on the requested timing from the FDA, allow [***]of Lantheus to participate in such meeting as observers only (without the right to speak or otherwise participate in such meeting). During the Option Election Period and any Option Negotiation Period, at Lantheus’ reasonable written request, Perspective shall, within [***], (i) make available members of its executive leadership team and appropriate other employees to meet with Lantheus to discuss the contents of any such report and any activities with respect to the VMT-α-NET Product; or (ii) deliver to Lantheus any additional information reasonably requested by Lantheus with respect to the VMT-α-NET Product; provided that such information is Controlled by Perspective or any of its Affiliates, including any data generated in any such research, development, manufacturing or commercialization activities.

3.1.4

Delivery of Option Data Package. Without limiting Perspective’ obligations set forth in Section 3.1.3, within [***]after delivery to Lantheus of the Phase I/IIa Interim Study Results, which Perspective shall so deliver to Lantheus within [***] after the Phase I/IIa Study Database Lock Date, Perspective shall grant Lantheus access to an electronic data room containing the information then available comprising the Option Data Package (the date that Lantheus receives such access, the “Option Data Package Delivery Date”). If the Option Data Package is missing material items that should have been included based upon scope of deliverables to be provided by Perspective under the Development Plan, then, after Lantheus’ request (which shall be made within [***]after Option Data Package Delivery Date), Perspective shall add such items to the electronic data room as soon as practicable and the Option Election Period shall automatically be extended by [***]. Following the Option Data Package Delivery Date, Perspective shall promptly update the Option Data Package during the remainder of the Option Election Period, and any Option Negotiation Period, to incorporate any material new information that would have been required to be included in the Option Data Package if such new information had existed as of the Option Data Package Delivery Date, which updates shall be made as promptly as practicable and in any event within [***]after generation or receipt of any such new information by Perspective or any of its Affiliates.

3.1.5	Option Negotiation Period.

(a)

For a period of [***]from the date of delivery of the Option Exercise Notice or such longer period as the Parties may mutually agree in writing (each, an “Option Negotiation Period”), the Parties shall negotiate reasonably and in good faith the terms and conditions of an agreement (the “Definitive License Agreement”) for Lantheus to obtain an exclusive, worldwide, royalty- and milestone-bearing right and license to Exploit the VMT-α-NET Product, which Definitive License Agreement shall be consistent with the terms and conditions set forth in Exhibit A (the “License Key Terms”) or as the Parties mutually agree. If the Parties are unable to enter into the Definitive License Agreement by the end of the Option Negotiation Period, then, subject to subsection (b) below, Perspective may enter into an agreement with any third party for the Exploitation of the VMT-α-NET Product.

(b)

For a period of twelve (12) months from the expiration of the Option Negotiation Period (the “Option Tail Period”), if Perspective receives a bona fide written offer from a third party pursuant to which Perspective would grant such third party the right to acquire, or a license or other rights to, the VMT-α-NET Product, Perspective shall promptly provide Lantheus in writing [***]. If Lantheus notifies Perspective in writing within [***] after receipt of all such information from Perspective of its intent to match the terms of the third party offer (the “Option Match Notice”), then the Parties shall negotiate exclusively and reasonably and in good faith for a period of up to [***] (or such longer period as agreed by the Parties in writing) the terms of such acquisition, license or other rights for Lantheus with respect to the VMT-α-NET Product, on the same terms as offered by the third party. If Lantheus does not deliver Option Match Notice within such [***], or if the Parties subsequently fail to execute a definitive agreement within such [***] (or any mutually agreed extension thereof), then Perspective shall have the right to enter into any agreement with a third party for the Exploitation of the VMT-α-NET Product, without any further obligations to Lantheus with respect thereto; provided that, during the Option Tail Period, Perspective would not have the right to enter into any agreement with a third party on terms that are [***].

(c)

For clarity, and without limiting Lantheus’ rights under Article 4, the obligations set forth in this Section 3.1.5 shall survive the consummation of an Acquisition Transaction involving a Third Party.

3.2

Program Option Grants to Lantheus. In partial consideration for the Parties entering into the Other Transaction Agreements and consummating the transactions provided therein, including the payment of the purchase prices thereunder and the Upfront Payment, Perspective hereby grants to Lantheus and its Affiliates, on a Preclinical Development Program-by-Preclinical Development Program basis, an exclusive option to co-fund and co-develop (and co-own intellectual property generated through such co-funded development) with Perspective and its Affiliates the Lead Candidate in each Preclinical Development Program in the Program Option Field through the Program Option Data Package Delivery Date (the “Program Preclinical Co-Funding Option”), and thereafter, a further exclusive option from Perspective to negotiate for an exclusive, worldwide, royalty- and milestone-bearing right and license under the Perspective Program Technology to Exploit of the Lead Candidate in the Program Option Field (as further described in the Program License Key Terms) (the “Program License Option”; together with the Program Preclinical Co-Funding Option, the “Program Options”).

3.2.1

Notification of Lead Candidate; Exercise of Program Preclinical Co-Funding Option. On a [***] basis (unless otherwise agreed), representatives from Perspective and Lantheus shall meet to discuss and consider potential Preclinical Development Programs in the Program Option Field. Commencing on the Effective Date and ending at [***] (the “Program Preclinical Co-Funding Option Election Period”), on a Preclinical Development Program-by-Preclinical Development Program basis, Perspective shall notify Lantheus in writing within [***] after the designation of a Lead Candidate for such Preclinical Development Program and shall include in its written notification to Lantheus the following: (i) a high-level development plan for the Lead Candidate in the Program Option Field, which plan shall include (A) the identify of up [***] and (B) a description of all material IND-enabling development activities and the then-current projected budget for the conduct of such activities (the “Program Preclinical Development Plan”); and (ii) a summary of all material results, data or other information (including analyses thereof) generated by or on behalf of Perspective or its Affiliates with respect to the Lead Candidate (collectively, the “Program Preclinical Co-Funding Materials”). Lantheus and/or its Affiliates may exercise a given Program Preclinical Co-Funding Option by providing written notice to Perspective of its Program Preclinical Co-Funding Option exercise (the “Program Preclinical Co-Funding Option Exercise Notice”) within [***] after receipt of the Program Preclinical Co-Funding Materials. Upon Lantheus’ exercise of a given Program Preclinical Co-Funding Option, Lantheus shall be responsible for [***] of the costs incurred by Perspective or its Affiliates in connection with the performance of the applicable Program Preclinical Development Plan, provided that such costs do not exceed the amounts set forth in the related budget for such Preclinical Development Program (for clarity, in the form that such plan and budget are provided to Lantheus as part of the Program Preclinical Co-Funding Materials, or as such plan and/or budget are subsequently amended with Lantheus’ prior written consent). Lantheus shall pay any such undisputed amounts within [***] after receipt of an invoice from Perspective (which invoice shall accompany the reports described in Section 3.2.2). Perspective shall promptly inform Lantheus of any planned or unplanned material deviation from the Program Preclinical Development Plan (it being understood that Lantheus’ prior written consent (which may be provided by email) shall be required for any material deviation from the Program Preclinical Development Plan). If requested by Lantheus, the Parties shall meet to review the reason for the proposed deviation from the Program Preclinical Development Plan and its impact on the estimated timelines therein. Additionally, at the time of Lantheus’ delivery of the Program Preclinical Co-Funding Option Exercise Notice, the Parties shall enter into a separate short-form agreement governing Lantheus’ co-ownership rights to the intellectual property generated through such co-funded development and such other terms with respect to the such co-development that the Parties may mutually agree in writing.

3.2.2

Updates and Meetings. With respect to each Preclinical Development Program as to which Lantheus exercises its Program Preclinical Co-Funding Option, commencing upon the date of such option exercise until the Program Option Data Package Delivery Date for the Lead Candidate (the “Pre-IND Development Period”), within [***] after the end of each calendar quarter during such period, Perspective shall deliver to Lantheus a written report (a) summarizing Perspective’s progress with respect to the Program Preclinical Development Plan which report shall include all material preclinical development activities conducted with respect to the Lead Candidate during such calendar quarter, as well as a summary of any interim data generated in the performance of such activities and the results thereof, and including a high-level description of the preclinical development activities anticipated to be conducted in the subsequent calendar quarter; provided that if at any time during such period, Perspective becomes aware of any new information related to the Lead Candidate or such Preclinical Development Program that is reasonably likely to materially impact the development, manufacturing or commercialization of such Lead Candidate, Perspective shall promptly provide such information to Lantheus, but in any event in no more than [***] after Perspective becomes aware of such information and (b) detailing the development costs incurred to date against the preclinical Development Budget set forth in the Program Preclinical Development Plan. Additionally, during the Pre-IND Development Period, Perspective shall promptly notify Lantheus of any meeting with the FDA related to the Lead Candidate or such Preclinical Development Program and, to the extent allowed by applicable law and unless otherwise not possible based on the requested timing from the FDA, allow at least [***] of Lantheus to participate in such meeting as observers only (without the right to speak or otherwise participate in such meeting). During the Pre-IND Development Period, at Lantheus’ reasonable written request, Perspective shall, within [***], (i) make available members of its executive leadership team and appropriate other employees to meet with Lantheus to discuss the contents of any such report or activities described therein; or (ii) deliver to Lantheus any additional information reasonably requested by Lantheus with respect to the Lead Candidate or such Preclinical Development Program; provided that such information is Controlled by Perspective or any of its Affiliates, including any data generated in any such research or development activities.

3.2.3

Delivery of Program License Option Data Package. With respect to each Preclinical Development Program for which Lantheus exercises its Program Preclinical Co-Funding Option pursuant to Section 3.2.1, without limiting Perspective’s obligations set forth in Section 3.2.2, within [***] after the delivery to Lantheus of a summary report on the development activities under the Program Preclinical Development Plan (the “Program Preclinical Development Plan Report”), Perspective shall grant Lantheus access to an electronic data room containing the information then available comprising the Option Data Package (the date that Lantheus receives such access, the “Program Option Data Package Delivery Date”). If the Option Data Package is missing material items that should have been included based upon scope of deliverables to be provided by Perspective under the Development Plan, then, after Lantheus’ request (which shall be made within [***] after the Program Option Data Package Delivery Date), Perspective shall add such items to the electronic data room as soon as practicable and the Program License Option Election Period shall be extended by [***]. Following the date of delivery of the Option Data Package, Perspective shall promptly update the Option Data Package during the remainder of the Program License Option Election Period, and any Program License Option Negotiation Period, to incorporate any new material information that would have been required to be included in the Option Data Package if such new information had existed as of the date of delivery of the Option Data Package, which updates shall be made as promptly as practicable and in any event within [***] after generation or receipt of any such new information by Perspective or any of its Affiliates.

3.2.4

Exercise of Program License Option. Lantheus and/or its Affiliates may exercise the Program License Option by providing written notice to Perspective of its option exercise (the “Program License Option Exercise Notice”) within [***] after receipt of the Option Data Package in accordance with Section 3.2.3 (the “Program License Option Election Period”). In the event that Lantheus or its Affiliate does not provide its written Option Exercise Notice within the Program License Option Election Period to Perspective, the Program License Option shall expire.

3.2.5	Program License Option Negotiation Period.

(a)

For a period of [***] from the date of delivery of the Program License Option Exercise Notice or such longer period as the Parties may mutually agree in writing (each, a “Program License Option Negotiation Period”) for a given Preclinical Development Program, the Parties shall negotiate reasonable and in good faith the terms and conditions of an agreement (the “Definitive Program License Agreement”) for Lantheus to obtain an exclusive, worldwide, royalty- and milestone-bearing right and license under the Perspective Program Technology to Exploit the Lead Candidate in the Program Option Field, which Definitive Program License Agreement shall be consistent with the terms and conditions set forth in Exhibit B (the “Program License Key Terms”) or as the Parties mutually agree. If the Parties are unable to enter into the Definitive Program License Agreement by the end of the Program License Option Negotiation Period, then, subject to subsection (b), below, Perspective may enter into an agreement with any third party for the Exploitation of products in the Program Option Field.

(b)

For a period of twelve (12) months from the expiration of the Program License Option Negotiation Period (the “Program Option Tail Period”), if Perspective receives a bona fide written offer from a third party pursuant to which Perspective would grant such third party the right to acquire, or a license or other rights to, such Preclinical Development Program (including the Lead Candidate in the Program Option Field), Perspective shall promptly provide Lantheus in writing a copy of the terms of such offer (and if applicable, the proposed agreement), together with a summary of any results, data or other information generated by or on behalf of Perspective with respect to such Preclinical Development Program (including any such information regarding the Lead Candidate generated since the delivery of the Option Data Package to Lantheus pursuant to Section 3.2.3). If Lantheus notifies Perspective in writing within [***] after receipt of all such information from Perspective of its intent to match the terms of the third party offer (the “Program Match Notice”), the Parties shall negotiate exclusively and reasonably and in good faith for a period of up to [***] (or such longer period as agreed by the Parties in writing) the terms of such acquisition, license or other rights for Lantheus with respect to the Preclinical Development Program (including the Lead Candidate in the Program Option Field), on the same terms as offered by the third party. If Lantheus does not deliver the Program Match Notice to Perspective within such [***] period, or if the Parties subsequently fail to execute a definitive agreement within such [***] negotiation period (or any mutually agreed extension thereof), then Perspective shall have the right to enter into any agreement with a third party for such Preclinical Development Program without any further obligations to Lantheus with respect thereto; provided that, during the Program Option Tail Period, Perspective would not have the right to enter into any agreement with a third party on terms that are [***].

(c)

For clarity, and without limiting Lantheus’ rights under Article 4, the obligations set forth in this Section 3.2.5 shall survive the consummation of an Acquisition Transaction involving a Third Party.

3.3

Option Exercise by Affiliates. Notwithstanding anything to the contrary in this Agreement, in the event that the VMT Option or any Program Option is exercised on behalf of an Affiliate of Lantheus (rather than Lantheus itself), after the exercise of such option, (a) any reference in this Agreement (including the Exhibits hereto) to (i) “Lantheus” shall mean such Affiliate and (ii) “Parties” shall mean Perspective and such Affiliate of Lantheus, and (b) such Affiliate of Lantheus shall thereafter assume all of Lantheus’ rights, obligations and liabilities under this Agreement (and, if applicable, any license agreement entered into in connection with the option) and shall be the counterparty to any such license agreement with Perspective.

3.4

No Implied License. Each Party acknowledges that the rights granted in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to any know-how, patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

ARTICLE 4

Change Of Control

4.1

Right of First Offer. During the Change of Control Rights Period, Perspective will not, and will cause its Subsidiaries and its and their respective directors, officers, employees, advisors and other representatives not to (a) solicit or encourage any inquiries, offers or proposals for, or that could reasonably be expected to lead to, an Acquisition Proposal from a Third Party (provided, that ordinary course discussions conducted in good faith with Third Parties regarding Perspective’s scientific programs and the progress of those programs, a Bona Fide Financing, potential collaborations and partnerships and other similar matters that are typical of a company like Perspective and do not involve an Acquisition Proposal shall not by themselves constitute solicitation or encouragement hereunder (provided that Perspective discloses to such Third Parties its obligation to Lantheus under this Section 4.1)), or (b) otherwise initiate a process that could reasonably be expected to result in a potential Acquisition Proposal from a Third Party, in the case of each of clause (a) and (b), without first notifying Lantheus in writing (a “ROFO Notice”), which notice will include [***]. If Lantheus fails or declines to submit an Acquisition Proposal within [***] following the receipt of a ROFO Notice (the “ROFO Consideration Period”), which period may be shortened or extended by mutual written agreement of the Parties, Lantheus hereby consents to Perspective directly or indirectly soliciting or encouraging, or entering into discussions with Third Parties with respect to, Acquisition Proposals, subject to Sections 4.3 and 4.4.

4.2

Notice of Offer. If, during the Change of Control Rights Period (including in each case, following the end of any ROFO Consideration Period), Perspective receives an Acquisition Proposal from a Third Party, Perspective shall immediately notify such Third Party of Lantheus’ rights under this Agreement and shall promptly, but no later than [***] following the receipt of such Acquisition Proposal, notify Lantheus in writing of receipt thereof, [***] (a “Third Party Offer Notice”). If Lantheus (a) fails to respond to such Third Party Offer Notice or (b) does not make an Acquisition Proposal to Perspective, in either case, within [***] following the receipt of a Third Party Offer Notice, which period may be shortened or extended by mutual written agreement of the Parties (the “Third Party Offer Consideration Period”), Lantheus hereby consents to Perspective pursuing such Acquisition Proposal with such Third Party (including engaging and discussions and negotiations with respect thereto), subject to Section 4.3. During the Third Party Offer Consideration Period, Perspective shall not engage in any substantive discussions or negotiations with, or provide any non-public information to, any Third Party or their representatives. A Third Party Offer Notice must be delivered in respect of any Third Party that makes an Acquisition Proposal. Notwithstanding anything contained herein, in the event that the terms of any Acquisition Proposal from a Third Party materially change at any time following the expiration of the Third Party Offer Consideration Period (including any reduction in, or change in the composition of, the consideration offered by such Third Party, but excluding any increase in the consideration offered by such Third Party), Perspective shall promptly, but no later than [***] following the receipt of such materially amended terms, notify Lantheus in writing of receipt of such materially amended Acquisition Proposal and provide Lantheus with a subsequent [***] period to consider the amended Acquisition Proposal, during which the Third Party Offer Consideration Period will be deemed to be in effect.

4.3

Competing Instrument. During the Change of Control Rights Period, Perspective may not enter into (a) any letter of intent, memorandum of understanding, agreement in principle, agreement, contract or commitment (whether or not binding) with respect to an Acquisition Proposal with a Third Party (other than a confidentiality agreement containing customary standstill restrictions following the ROFO Consideration Period or Third Party Offer Consideration Period so long as such confidentiality agreement could not reasonably be expected to prevent Perspective from complying with its obligations under this Agreement) or (b) any agreement, contract or commitment that could impede the ability of Lantheus to effect an Acquisition Transaction (a “Competing Instrument”), unless Perspective promptly notifies Lantheus in writing (a “Competing Instrument Notice”) at least [***] before entering into a Competing Instrument (the “Competing Instrument Period”). Such Competing Instrument Notice shall include [***].

4.4

Negotiation. If, during the Change of Control Rights Period, any ROFO Consideration Period or any Competing Instrument Period, Lantheus submits an Acquisition Proposal to Perspective for a transaction that would result in an Acquisition Transaction of its own accord or in response to a ROFO Notice or a Competing Instrument Notice, Lantheus and Perspective will negotiate reasonably and in good faith the potential terms and conditions for such a potential transaction that would result in an Acquisition Transaction for a period of [***], which period may be extended by mutual written agreement of the Parties or [***] (the “COC Negotiation Period”). Until the expiration of the COC Negotiation Period, Perspective shall not, and shall cause its representatives not to (A), enter into, engage in, facilitate, knowingly encourage, continue, provide information to or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal, or that would reasonably be expected to lead to an Acquisition Proposal, or (B) enter into any Competing Instrument or letter of intent, memorandum of understanding, agreement in principle or commitment (whether or not binding), in each case, without Lantheus’ prior written consent.

4.5

Cooperation. During the ROFO Consideration Period, Competing Instrument Period, Third Party Offer Consideration Period and any COC Negotiation Period, Perspective will (a) make itself available to negotiate reasonably and in good faith (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Lantheus and its representatives (to the extent Lantheus wishes to negotiate) and (b) promptly (and in any event within [***]) provide any non-public information regarding Perspective that Lantheus shall reasonably request and afford Lantheus reasonable access to Perspective’s officers and employees to discuss such non-public information. Such information and access shall not be conditioned upon execution of any further documentation or agreements by Lantheus other than customary “clean team agreements” to the extent mutually deemed necessary or advisable by outside legal counsel for Lantheus and Perspective.

4.6

No Obligation to Enter into Acquisition Proposal; Definitive Agreement. The Parties hereby acknowledge and agree that (a) the Parties shall have no obligation to enter into a definitive agreement concerning an Acquisition Proposal, and any obligations of the Parties to effect an Acquisition Proposal shall be subject to the execution of definitive agreements with respect to such Acquisition Transaction and the receipt of all necessary approvals, including, if required, approval of the holders of the capital stock of Perspective; (b) Lantheus has no obligation hereunder to make, or engage in discussions with respect to, any Acquisition Proposal and (b) the Parties have the right to engage any appropriate advisors in connection with a proposed Acquisition Transaction.

4.7

Tolling of Option Periods. The Option Election Period, Option Negotiation Period, Program License Option Election Period, Program License Option Negotiation Period and any Tail Period shall in each case automatically be extended during the pendency of any ROFO Consideration Period, Competing Instrument Period, Third Party Offer Consideration Period or COC Negotiation Period, as applicable.

4.8	Definitions. For purposes of this Agreement, the following terms shall have the following meanings.

4.8.1	“Acquisition Proposal” means any proposal, offer or indication of interest relating to any Acquisition Transaction.

4.8.2

“Acquisition Transaction” means transaction or series of related transactions, other than a Bona Fide Financing, involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, license or otherwise) by any Person or group of any business or assets of Perspective or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that accounted for or generated [***] of Perspective’s and its Subsidiaries’ consolidated assets (by fair market value) or net revenue for the latest preceding [***] for which consolidated financial statements are available, (b) any acquisition of beneficial ownership by any Person or group of [***] of the outstanding shares of Perspective common stock and any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning [***] of the outstanding shares of Perspective common stock and any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Perspective or any of its Subsidiaries which would result in any Person or group acquiring beneficial ownership of at least [***] of the outstanding common stock and other securities entitled to vote on the election of directors of the entity surviving such transaction.

4.8.3

“Bona Fide Financing” means a public or private offering of its equity securities or an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933 in which no Person or group acquires equity securities that results in such Person beneficially owning [***] of the outstanding capital stock or voting power of Perspective following such transaction.

4.8.4

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

4.8.5

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

4.8.6	“Third Party” means any Person other than Lantheus or any of its Affiliates.

ARTICLE 5

Confidentiality

5.1

Existing Confidential Disclosure Agreement. The terms and conditions of the Existing CDA, as modified by this Section 5.1 and by Section 4.5 of the Investment Agreement, shall govern the confidentiality and use of information disclosed by or on behalf of a Party or any of its Affiliates (including their respective representatives) to the other Party or any of its Affiliates (including their respective representatives) in connection with this Agreement. The terms and conditions of the Existing CDA are hereby incorporated by reference; provided, however, that, for purposes of this Agreement: (a) the performance of a Party’s obligations or exercise of a Party’s rights under this Agreement shall be deemed to be within the scope of the “Potential Business Arrangement” (and the evaluation thereof) under the Existing CDA (and, for clarity, each Party shall be permitted to use the Confidential Information of the other Party as is reasonably necessary to perform its obligations or exercise its rights under this Agreement); (b) the “Disclosure Period” under the Existing CDA shall be deemed to be the Term and (without limitation to the following clause (c)) any period thereafter during which a Party performs obligations or exercises rights under this Agreement; (c) the obligations under the Existing CDA shall apply for a period of [***] after the Term of this Agreement); and (d) Section 8 of the Existing CDA shall not be valid and shall be superseded by the representations, warranties and covenants set forth in this Agreement and the Investment Agreement with respect to information disclosed on or after the Effective Date; provided that, for purposes of such representations, warranties and covenants, any information included in the Option Data Package shall be deemed to have been disclosed to Lantheus on or after the Effective Date. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the data and information provided to Lantheus under Section 3 of this Agreement, including the Option Data Package, shall be considered Confidential Information of Perspective. Additionally, neither Party shall unreasonably withhold its consent (which may be provided by e-mail) to a written request by the other Party to disclose any of such Party’s information that is publicly available on its website or otherwise disclosed or referenced in publicly available corporate materials, including presentations/decks, for business or related promotional purposes (or such other purpose mutually agreed to by the Parties), provided that such disclosed information remains accurate at the time of such disclosure. “Existing CDA” means the Mutual Confidential Disclosure Agreement entered into by and between the Parties with an effective date of [***]. In the event of a conflict between the terms of the Existing CDA (as modified by this Section 5.1) and the terms of this Agreement (without incorporation of the Existing CDA), the terms of this Agreement shall govern.

ARTICLE 6

Term

6.1

Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect until the latest of: (a) expiration of the Option Election Period (for clarity, whether or not the VMT Option is exercised); (b) in the event that the VMT Option is exercised, the earliest of (i) expiration of the Option Negotiation Period(s) or (ii) execution of an agreement between the Parties (or their Affiliates), in accordance with Section 3.1.5, with respect to the exercised VMT Option; (c) expiration of the last Program Preclinical Co-Funding Option Election Period without exercise of the related Program Preclinical Co-Funding Option; (d) expiration of the last Program License Option Election Period (for clarity, whether or not such Program Option is exercised); and (e) in the event that a Program License Option is exercised, the earliest of (i) expiration of the related Program License Option Negotiation Period(s) or (ii) execution of the related agreement between the Parties (or their Affiliates), in accordance with Section 3.2.5, with respect to the exercised Program License Option.

6.2

Effects of Termination or Expiration. Termination or expiration of this Agreement shall not relieve the Parties of any obligation or liability that, at the time of termination or expiration, has already accrued hereunder, or which is attributable to a period prior to the effective date of such termination or expiration, including any liability for breach of this Agreement arising prior to such termination or expiration. Without limitation to the foregoing, Article 1, Article 4 and Article 5 and Article 8, and Sections 3.3, 3.4 and this Section 6.2 shall survive termination or expiration of this Agreement.

ARTICLE 7

Representations, Warranties And Covenants

7.1

Mutual Representations and Warranties. Each Party hereto represents and warrants to the other Party that: (a) it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder, (b) the execution and delivery of this Agreement has been authorized by all requisite corporate or company action of such Party, and (c) this Agreement is and will remain a valid and binding obligation of such Party, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

7.2	Additional Representations and Warranties of Perspective.

7.2.1	The representations and warranties made by Perspective to Lantheus pursuant to Article 2 of the Investment Agreement (and any related definitions) are hereby incorporated by reference.

7.2.2	Perspective further represents and warrants to Lantheus as of the Effective Date that:

(a)

the execution and delivery of this Agreement and the performance of Perspective’s obligations hereunder (including the potential execution of a Definitive License Agreement and Definitive Program License Agreement and consummation of the transactions contemplated hereby and thereby) does not and will not require the approval of Perspective’s stockholders;

(b)

neither Perspective nor any of its Affiliates has entered into any agreement with a third party, whether written or oral, pursuant to which it assigned, transferred, licensed, conveyed, or otherwise granted any rights to develop, manufacture or commercialize any VMT-α-NET Product, or any Lead Candidates developed using the Perspective Platform Technology in the Program Option Field, other than with a service provider contracted to perform development or manufacturing services on behalf of Perspective or its Affiliates (in each case, solely to the extent necessary for such service provider to provide such contracted services), each of which has been disclosed to Lantheus;

(c)

the VMT-α-NET Diligence Package is true and correct in all material respects and does not omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading;

(d)

the intellectual property, regulatory documentation, data and information Controlled by Perspective with respect to the Exploitation of the VMT-α-NET Product, the Lead Candidate or the Perspective Platform Technology constitute all of the intellectual property, regulatory documentation, data and information owned by or licensed (or sublicensed) or optioned to Perspective or any of its Affiliates that are necessary or reasonably useful for such Exploitation;

(e)	the VMT-α-NET Product constitutes the only product owned by or licensed (or sublicensed) or optioned to Perspective or any of its Affiliates under or in connection with VMT-α-NET;

(f)

Perspective has provided to Lantheus access to true and complete copies of all Upstream In-Licenses. All Upstream In-Licenses are in full force and effect and, except for any modifications or amendments provided to Lantheus in writing, have not been modified or amended. Neither Perspective nor its Affiliates nor, to the best of Perspective’s knowledge, any third party licensor under any Upstream In-License, is in material breach of such Upstream In-License (including, for clarity, any diligence obligations thereunder); and

(g)

Perspective (i) is solvent and a going concern and has not received any notifications to the contrary from any third party, court or governmental body and (ii) has sufficient capital on hand to fulfill its current financial obligations.

7.3	Covenants of Perspective. Perspective hereby covenants to Lantheus, on behalf of itself and its Affiliates, that:

7.3.1

Perspective shall not, and shall cause its Affiliates not to, enter into, discuss or negotiate any agreement, written or oral (including with respect to any assignment, transfer, license, conveyance or other encumbrance of Perspective’s or any of its Affiliate’s right, title or interest in or to any intellectual property rights that claim or cover the VMT-α-NET Product or the Lead Candidate or the Exploitation of any of the foregoing or are necessary or reasonably useful in connection with the exploitation of products under any Preclinical Development Program for the Program Option Field), that would conflict with the rights granted to Lantheus under this Agreement (including the rights granted to Lantheus under Article 3 or Article 4), in each case other than to the extent expressly permitted by Article 4;

7.3.2

the Option Data Package (as of the date of delivery of each Option Data Package) shall be true, complete and correct in all material respects and Perspective shall not, and shall cause its Affiliates not to, omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading;

7.3.3

Perspective (a) shall not, and shall cause its Affiliates not to, engage, in any capacity in connection with the VMT-α-NET Product or any Lead Candidate, any third party that is debarred or subject to debarment by any regulatory authority and (b) shall promptly notify Lantheus in writing if (i) it or any of its Affiliates becomes debarred or subject to debarment by any regulatory authority or (ii) any third party engaged by Perspective or any of its Affiliates in any capacity in connection with the VMT-α-NET Product or any Lead Candidate becomes debarred or subject to debarment by any regulatory authority;

7.3.4

Perspective and its Affiliates shall conduct, and shall cause their respective contractors and consultants to conduct, all development and manufacture of the VMT-α-NET Product and any Lead Candidate, including any and all non-clinical and clinical studies, in accordance with applicable law;

7.3.5	during the Term, Perspective shall, and shall cause its Affiliates to, use a portion of the proceeds from the Upfront Payment [***]; and

7.3.6

Perspective shall, and shall cause its Affiliates to, maintain in good standing, and not materially breach, each Upstream In-License. Perspective shall promptly notify Lantheus in writing if Perspective or any of its Affiliates sends or receives a notice of material breach under any Upstream In-License. Perspective shall not, and shall cause its Affiliates not to, amend or modify any Upstream In-License in a manner that would conflict with or adversely affect Lantheus’ rights hereunder without first obtaining Lantheus’ written consent.

ARTICLE 8

Additional Provisions

8.1

Disclaimer. EXCEPT AS OTHERWISE PROVIDED HEREIN (OR IN THE INVESTMENT AGREEMENT OR THE ANCILLARY DOCUMENTS DELIVERED THERETO), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE.

8.2

Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer- employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

8.3

Expenses. Except as otherwise provided in this Agreement, each Party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

8.4

Third Party Beneficiary. No party, other than Perspective or Lantheus or their respective Affiliates, shall be entitled to any rights whatsoever by virtue of the relationships created by or arising under this Agreement, including rights as a third party beneficiary.

8.5

Successors and Assignment. The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer this Agreement or any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party; provided that (a) Lantheus shall have the right to assign this Agreement to an Affiliate and (b) either Party shall have the right to assign this Agreement to a third party that acquires all or substantially all of the business or assets of such Party to which this Agreement relates (in the case of Perspective, subject to compliance with the requirements of Article IV). Any assignment not in accordance with this Section 8.5 shall be void.

8.6

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

8.7

Entire Agreement of the Parties; Amendments. This Agreement and its Exhibits, and the Existing CDA (as incorporated by reference pursuant to Section 5.1), together with the Other Transaction Agreements entered into concurrently herewith, constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. In the event of a conflict between the terms and conditions of the Other Transaction Agreements and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern with respect to the subject matter hereof. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

8.8

Governing Law; Dispute Resolution. This Agreement (and all claims, controversies and causes of action with respect hereto or arising hereunder) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, then any federal court of the United States of America sitting in the State of Delaware) for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

NEITHER PERSPECTIVE NOR LANTHEUS, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR PUNITIVE OR EXEMPLARY DAMAGES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION, OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.8 IS INTENDED TO OR SHALL LIMIT OR RESTRICT DAMAGES AVAILABLE FOR (A) A PARTY’S GROSS NEGLIGENCE, FRAUD, INTENTIONAL MISCONDUCT, OR BREACH OF ARTICLE 4 OR ARTICLE 5 OR (B) PERSPECTIVE’S GRANT OF A LICENSE, OPTION FOR A LICENSE OR OTHER RIGHT TO A THIRD PARTY IN VIOLATION OF THE EXCLUSIVE OPTION GRANTS UNDER SECTIONS 3.1 OR 3.2.

8.9

Notices and Deliveries. Any notice or other communication of the Parties required or permitted to be given or made under this Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth below (or as changed by written notice pursuant to this Section 8.9).

For Perspective:	with a copy (which shall not constitute notice) to:

Contact for Notice: Perspective Therapeutics, Inc. 2401 Elliott Avenue Suite 320 Seattle, WA 98121 Attn.: Thijs Spoor, President & CEO Email: [***]

Hogan Lovells US LLP

609 Main Street, Suite 4200

Houston, Texas 77002

Attention: Andrew Strong; Steve Nicolai; Cullen Taylor

Email: andrew.strong@hoganlovells.com;

stephen.nicolai@hoganlovells.com;

cullen.taylor@hoganlovells.com

For Lantheus:	with a copy (which shall not constitute notice) to:

Lantheus Alpha Therapy, LLC c/o Lantheus Holdings, Inc. 201 Burlington Road South Building Bedford, MA 01730 Attn: Daniel Niedzwiecki, Chief Administrative Officer and General Counsel Email: [***]	Cooley LLP 55 Hudson Yards New York, New York 10001 Attention: Geoffrey Spolyar; Divakar Gupta; Bill Roegge Email: gspolyar@cooley.com; dgupta@cooley.com; broegge@cooley.com

8.10

Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

8.11

Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the parties as nearly as may be possible and (b) the parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of such provision(s) in this Agreement.

8.12

Remedies. In the event of a breach or threatened breach by either Party of any of its obligations under this Agreement, the non-breaching Party, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to equitable relief, including an injunction or injunctions and specific performance of its rights under this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.12 without bond or proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 8.12). Each Party agrees that monetary damages may not provide adequate compensation for any losses incurred by reason of a breach or threatened breach by it of any of its obligations under this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law.

8.13

Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be constructed to have the same meaning and affect as the word “shall”. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day). The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

8.14

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

In Witness Whereof, the Parties hereto have executed this Agreement as of the Effective Date.

PERSPECTIVE THERAPEUTICS, INC.		LANTHEUS ALPHA THERAPY, LLC

/s/ Johan (Thijs) Spoor		/s/ Mary Anne Heino
	Signature		Signature

Name:	Johan (Thijs) Spoor	Name:	Mary Anne Heino

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Exhibit A

License Key Terms

[***]

Exhibit B

Program License Key Terms

[***]